EXHIBIT (99)-2. SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS BASIS OF PRESENTATION

    The following is a narrative discussion and analysis of significant changes in the Corporation's results of operations and financial condition. This discussion should be read in conjunction with the supplemental consolidated financial statements and selected financial data included elsewhere in this document.

    The Corporation was established in April 1998 so that Warrior Capital Corporation, a registered Alabama bank holding company could merge into the Corporation and thereby change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Warrior merged with the Corporation on September 24, 1998. Before it merged with Warrior, the Corporation was a shell corporation with no independent operations. The principal subsidiaries of the Corporation are The Bank, a bank organized and existing under the laws of Alabama and headquartered in Birmingham, Alabama, and Emerald Coast Bank, a federally-chartered thrift headquartered in Panama City Beach, Florida.

    Recently Completed Acquisitions. The acquisitions of other banks and related institutions have contributed significantly to the Corporation's growth since the Warrior merger. The following chart lists the Corporation's business combinations completed during 1998 and to date in 1999:

                                                                 1998

DATE COMPLETED                              COMPANY ACQUIRED                BANKING LOCATIONS
--------------                              ----------------                ----------------
October 16, 1998                            Commercial Bancshares of        Roanoke, Alabama(2)
                                            Roanoke, Inc.
October 30, 1998                            First Citizens Bancorp, Inc.    Monroeville(2) and Frisco City,
                                                                            Alabama
October 30, 1998                            City National Corporation       Sylacauga, Childersburg and Mignon,
                                                                            Alabama
November 6, 1998                            Commerce Bank of Alabama        Albertville, Gadsden, Guntersville
                                                                            and Rainbow City, Alabama

                                                                 1999

DATE COMPLETED                             COMPANY ACQUIRED                 BANKING LOCATIONS
--------------                             ----------------                 -----------------
February 12, 1999                          Emerald Coast Bancshares, Inc.   Panama City Beach, Destin, Seagrove
                                                                            and Bay Point, Florida

     Pending Acquisitions. The following chart lists three other financial institutions the Corporation has agreed to acquire since January 1, 1999:


DATE OF AGREEMENT                          COMPANY TO BE ACQUIRED           BANKING LOCATIONS
-----------------                          ----------------------           -----------------
January 13, 1999                           BankersTrust of Alabama, Inc.    Huntsville and Madison, Alabama
February 25, 1999                          C&L Banking Corporation          Bristol, Florida
February 25, 1999                          C&L Bank of Blountstown          Blountstown and Altha, Florida


    This discussion contains information and forward-looking statements that are based on the Corporation's belief as well as certain assumptions made by, and information currently available to, the Corporation with respect to its ability to achieve the operating results it expects relating to the recently-completed and pending acquisitions; the ability of the Corporation to achieve anticipated cost savings and revenue enhancements with respect to the acquired operations; the assimilation of the acquired operations by the Corporation, including installing the Corporation's centralized policy oversight, credit review and management systems at the acquired institutions; the absence of material contingencies related to the acquired operations; the adequacy of the allowance for loan losses; the effect of legal proceedings on the Corporation's financial condition, results of operations and liquidity; Year 2000 compliance issues and market risk disclosures, as well as other information. The risks and uncertainties that may affect operations, performance, growth projections and the results of the Corporation's business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by the Corporation of technology enhancements for its products and operating systems, legislation and similar matters. Although management of the Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may vary materially from those anticipated, estimated, projected or expected.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send statements or engage in similar normal business activities.

    The Corporation has a five-step plan to resolve the Year 2000 Issue for its Alabama based operations:

    o establishing awareness of and educating key personnel with respect to Year 2000 issues and the Corporation's plan to address those potential problems;

    o identifying significant systems and assessing potential Year 2000 issues relating to those systems;

    o  renovating and repairing noncompliant systems;

    o  testing and validating solutions; and

    o  implementing those solutions.

    To date, the Corporation has completed the first three steps and expects to complete the remaining steps during the second and third quarters of 1999. The Corporation determined that it needed to upgrade significant portions of its software and hardware so that those systems will utilize dates beyond December 31, 1999. The Corporation presently believes that with these upgrades of its existing software and hardware, potential Year 2000 issues can be mitigated.

    The Corporation adopted a Year 2000 Merger Policy to address Year 2000 issues related to the Corporation's acquisitions. The Year 2000 Merger Policy is designed to act as a guide for both the Corporation and its acquired entities in addressing Year 2000 issues. The Corporation is using this policy to ensure that both the Corporation and its acquired entities follow a logical and planned process for identifying, assessing and remediating Year 2000 issues and testing and implementing those solutions.

    The Corporation is utilizing both internal and external resources to reprogram, replace and test software and other components of its systems for Year 2000 modifications. Modifications have been scheduled to ensure that mission-critical systems are completed in time to allow for extended testing.

    The Corporation's systems are divided into two categories, those maintained internally by the Corporation's information systems personnel and those provided by external vendors. For internally maintained systems, revisions were implemented during the first quarter of 1999. The Corporation has already installed the Year 2000 releases provided by vendors on its core-business systems and is on target to complete century date testing and validation of these core business systems. For the remainder of the externally maintained systems, the Corporation has received written confirmation from its vendors that each system will be made Year 2000 compliant in 1999. The Corporation will continue to assess with its vendors the status of their Year 2000 compliance and install any necessary additional code releases through 1999.

    The majority of the Corporation's software is supplied by third parties affecting most significant systems of the Corporation. The Corporation has begun formal communications with all of its significant suppliers and large customers to determine the extent to which the Corporation is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Corporation is applying the majority of its resources that are allocated to the Year 2000 Issue to installing and testing vendor releases. To date, the Corporation is not aware of any external agent with a Year 2000 issue that would have a material adverse effect on the Corporation's financial condition or results of operations.

    The combined projected total cost of the Year 2000 project for The Bank and Emerald Coast Bank is currently estimated at approximately $360,000 and is being funded through operating cash flows. As of December 31, 1998, the Corporation has incurred $145,000 in expenses, with $2,000 and $143,000 expensed in 1997 and 1998, respectively. The majority of the remaining cost will be spent on converting Commercial Bancshares of Roanoke and First Citizens Bank to its centralized data processing system. These conversions are scheduled to be completed in the first half of 1999. The other banks acquired in 1998 were converted in 1998. Emerald Coast Bank will continue to process data on its own system in the foreseeable future. The costs of the project and the date on which the Corporation plans to complete Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurance that these estimates will be achieved, and actual results could differ materially from those plans.

    The Corporation believes it has an effective program in place to resolve the Year 2000 Issue in a timely manner. However, disruptions in the economy that are beyond the Corporation's control resulting from Year 2000 issues could materially adversely affect the Corporation. Furthermore, the Corporation has no means of ensuring that third parties that it does not control will be Year 2000 compliant. The Corporation believes that failure of third parties to address their Year 2000 problems in a timely fashion presents the greatest likelihood of the Corporation not being Year 2000 compliant. Such a failure could materially adversely impact the Corporation's operations, the estimated costs of the Year 2000 project and the target dates for completion. The effect of non-compliance by third parties is not determinable at this time. The Corporation could be subject to litigation for computer systems product failure, including equipment shutdown or failure to properly date business records. The amount of potential liability, if any and lost revenue cannot be reasonably estimated at this time.

    The Corporation is currently developing contingency plans in the event that efforts to renovate the Corporation's systems are not fully successful or are not completed in accordance with current expectations. The contingency plans address risk factors related to the Corporation's acquisitions, including the inadequate allocation of resources to Year 2000 issues by one or more of the acquired companies; and the potential costs of completing renovation or replacement of non-compliant systems of one or more of the acquired companies.

    During 1998, Emerald Coast Bank established a committee to review all computer-based systems and applications. This committee developed an action plan for identifying, renovating, testing and implementing required solutions to ensure that its computer and information systems will function properly in the year 2000. This plan, which has been approved by the Board of Directors of Emerald Coast Bank provides a goal of having all of the Emerald Coast Banks' systems and applications evaluated, tested and updated where necessary to address the year 2000 problem by June 30, 1999. In addition, the plan requires Emerald Coast Bank to develop a detailed contingency plan and business resumption plan in the event of an unanticipated failure (i.e. power outage, telecommunications failure, etc.) It is expected that this portion of the plan will also be developed and tested prior to June 30, 1999. As of March 31, 1999, the committee estimated that Emerald Coast Bank was 90% complete toward reaching its goal of Year 2000 readiness.

RESULTS OF OPERATIONS

  Year Ended December 31, 1998, compared with years ended December 31, 1997 and 1996

    Net income (loss) decreased $2.1 million, to ($367,000) for the year ended December 31, 1998, from $1.7 million for the year ended December 31, 1997, primarily because of (a) increased loan loss reserves and (b) non-recurring expenses incurred for the Corporation's recently completed mergers. Without the non-recurring charges operating earnings for the year ended December 31, 1998 would have decreased 34.5% to $1.1 million from 1997 net income of $1.7 million, and decreased 0.4% from 1996 net income of $1.1 million.

    The Corporation's return on average assets in 1998 was (.08)%, compared to .53% in 1997 and .49% in 1996. Return on average equity was (.78)% in 1998 compared to 4.79% in 1997 and 3.87% in 1996. Average equity to average assets was 10.9% in 1998 compared to 11.0% in 1997 and 12.7% in 1996.

    Net interest income increased $4.3 million, or 31.6% to $18.1 million for the year ended December 31, 1998, from $13.8 million for the year ended December 31, 1997, which increased $3.8 million, or 38.2% from $9.9 million in 1996. Interest income increased $8.3 million, or 32.3% to $34.0 million for the year ended December 31, 1998 from $25.7 million for the year ended December 31, 1997, which increased $7.7 million, or 43.0%, from $18.0 million for the year ended December 31, 1996.

    The increase in interest income is attributable to an increase in average earning assets, which consist primarily of loans. A significant portion of the loan growth is due to the opening of a branch office in Birmingham, Alabama on July 1, 1998; and the growth of the Emerald operations. Average loans increased $83.7 million or 43.9% to $274.6 million during 1998 from $190.9 million for the year ended December 31, 1997, which increased $70.8 million or 59.0% from $120.1 million for the year 1996.

    Interest expense increased $3.9 million, or 33.2% to $15.9 million for the year ended December 31, 1998 from $12.0 million for the year ended December 31, 1997, which increased $4.0 million, or 48.9% from $8.0 million in 1996. The increase in interest expense is a result of the opening of the Birmingham branch on July 1, 1998, and the growth of the Emerald operations. Average interest-bearing deposits increased $75.9 million, or 31.9% to $314.1 million for 1998, from $238.1 million for 1997 which increased $74.9 million, or 45.0% from $164.3 million in 1996.

    The provision for loan losses was $3.4 million for the year ended December 31, 1998 compared to $1.8 million in 1997 and $966,000 in 1996. The
Corporation's allowance for loan losses as a percentage of loans was 1.24%, 1.16% and 1.15% at December 31, 1998, 1997 and 1996, respectively. The allowance for loan losses as a percentage of period-end nonperforming loans was 142.5% at December 31, 1998, compared to 108.3% at December 31, 1997 and 85.7% at December 31, 1996. The Corporation had net charge-offs of $1.8 million in 1998, resulting in a ratio of net charge-offs to average loans of .65%. This compares to $1.1 million or .57% in 1997 and $683,000 or .57% in 1996.

    Noninterest income increased $901,000, or 38.8% to $3.2 million in 1998, from $2.3 million in 1997, which increased $354,000, or 18.0% from $2.4 million in 1996, primarily as the result of additional customer service charges and fees and gains from sales of residential mortgage loans.

    Noninterest expense increased $7.4 million, or 62.2% to $19.2 million in 1998 from $11.8 million in 1997, which increased $2.4 million, or 25.3% from $9.5 million in 1996. The increase is primarily attributable to increases in salaries and employee benefits, occupancy expenses due to the opening of new offices, the creation of new departments and the conversion of the data processing system. Another major component of the increase in noninterest expense is approximately $1.5 million incurred in legal, accounting and printing expenses related to the Corporations recent acquisitions and the write off of obsolete equipment.

    The Corporation's income tax benefit for 1998 was $978,000 (72.7%) on a loss of $1.3 million. For 1997 and 1996, the Corporation's income tax expense was $696,000 (29.3%) and $390,000 (26.1%) on pre-tax income of $2.4 million and
$1.5 million, respectively. The primary difference in the effective tax rate and the federal statutory rate (34%) for 1998 arose from the recognition of a rehabilitation tax credit of $1.5 million (net of a valuation allowance) generated from the restoration of the Corporation's headquarters, the John A. Hand building. The rate differences for 1997 and 1996 are related to the Corporation's investment in tax-free state, county and municipal securities.

    The Corporation's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by the Corporation's subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. The Corporation believes that the Corporation's subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. However, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. The Corporation periodically evaluates the realizability of the deferred tax asset and, if necessary, adjusts the valuation allowance accordingly.

NET INTEREST INCOME

    The largest component of the Corporation's net income is its net interest income, which is the difference between the income earned on interest earning assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on the Corporation's interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Corporation's net interest margin.

    Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to the Corporation's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

              CONSOLIDATED AVERAGE BALANCE INTEREST/INCOME/EXPENSE
                    AND YIELD/RATES TAXABLE EQUIVALENT BASIS


                                                                      YEAR ENDED DECEMBER 31
                                   ------------------------------------------------------------------------------------------------
                                                 1998                            1997                            1996
                                   -----------------------------    ---------------------------     ------------------------------
                                   AVERAGE     INCOME/   YIELD/     AVERAGE    INCOME/   YIELD/     AVERAGE    INCOME/      YIELD/
                                   BALANCE     EXPENSE    RATE      BALANCE    EXPENSE    RATE      BALANCE    EXPENSE       RATE
                                                                         (DOLLARS IN THOUSANDS)
                                                       ASSETS
Earning assets:
  Loans, net of unearned
    income(1) ..................   $ 274,596   $  27,430   9.99%    $190,881    $19,378    10.15%   $120,064   $12,698      10.58%
  Investment securities
    Taxable ....................      78,446       4,725   6.02       73,818      4,795     6.50      55,497     3,613       6.51
    Tax-exempt .................      14,081         953   6.77        8,441        661     7.83       9,771       799       8.18
                                   ---------   ---------            --------    -------            ---------   -------
       Total investment
        securities..............      92,527       5,678   6.14       82,259      5,456     6.63      65,268     4,412       6.76
    Federal funds sold .........      15,857         941   5.93       17,105        955     5.58      19,466     1,002       5.15
    Other investments ..........       2,585         198   7.66        1,140         83     7.28         812        65       8.00
                                   ---------   ---------            --------    -------            ---------   -------
        Total interest-earning       385,565      34,247   8.88      291,385     25,872     8.88     205,610    18,177       8.84
         assets.................
Noninterest-earning assets:
  Cash and due from banks ......      17,061                          12,415                          9,080
  Premises and equipment .......      22,272                           8,341                          4,200
  Accrued interest and other
   assets.......................       8,567                           7,730                          7,474
  Allowance for loan losses ....      (4,185)                         (2,381)                        (1,587)
                                   ---------                       ---------                       --------
        Total assets ...........   $ 429,280                       $ 317,490                       $224,777
                                   =========                       =========                       ========


                                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
  Demand deposits ..............   $  90,274   $   3,031   3.36%    $ 51,115    $ 1,889     3.64%   $ 33,581   $ 1,045       3.11%
  Savings deposits .............      25,402         743   2.92       27,303        791     2.90      26,178       796       3.04
  Time deposits ................     198,405      11,554   5.82      159,743      9,173     5.74     104,525     6,156       5.89
  Other borrowings .............      11,543         590   5.11        2,437        129     5.29         620        28       4.52
                                   ---------   --------- ------     --------    -------     ----    --------   -------   --------
        Total interest-bearing
          liabilities ..........     325,624      15,918   4.89      240,598     11,952     4.97     164,904     8,025       4.87%
Noninterest-bearing liabilities:
  Demand deposits ..............      50,039                          39,453                          29,029
  Accrued interest and other
    liabilities ................       6,778                           2,396                           2,319
  Stockholders' equity .........      46,839                          35,043                          28,525
                                   ---------                       ---------                        --------
        Total liabilities and
          stockholders' equity .   $ 429,280                       $ 317,490                         224,777
                                   =========                       =========                        ========
Net interest income/net interest
  spread .......................                  18,329   3.99%                 13,920     3.91%               10,152      3.97%
                                               =========   ====                             ====                         =======
Net yield on earning assets ....                           4.75%                            4.78%                           4.94%
                                                           ====                             ====                         =======
Taxable equivalent adjustment:
  Investment securities(2) .....                     238                            168                           203
                                               ---------                        -------                        -------
        Net interest income ....               $  18,091                      $  13,752                        $ 9,949
                                               =========                      =========                        =======

---------------

(1) Nonaccrual loans of an immaterial amount are included in loans net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34 percent.

    Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net income for the years ended December 31, 1998 and 1997.


                                                                       YEAR ENDED DECEMBER 31
                                               --------------------------------------------------------------------
                                                       1998 VS 1997                          1997 VS 1996
                                               -------------------------------     --------------------------------
                                                              CHANGES DUE TO                      CHANGES DUE TO
                                                INCREASE    ------------------      INCREASE    -------------------
                                               (DECREASE)    RATE       VOLUME      (DECREASE)    RATE       VOLUME
                                               ----------   ------     --------     ----------   ------     -------
                                                                       (DOLLARS IN THOUSANDS)
Increase (decrease) in:
  Income from earning assets:
     Interest and fees on loans ..........     $ 8,052      $(313)     $ 8,365      $ 6,680      $(521)     $ 7,201
     Interest on securities:
          Taxable ........................         (70)      (350)         280        1,182         (8)       1,190
          Tax-exempt .....................         292        (97)         389         (138)       (34)        (104)
  Interest on federal funds ..............         (14)        60          (74)         (47)        84         (131)
  Interest on other investments ..........         115          5          110           18         (6)          24
                                               -------      -----      -------      -------      -----      -------
          Total interest income ..........       8,375       (695)       9,070        7,695       (485)       8,180
                                               -------      -----      -------      -------      -----      -------
Expense from interest-bearing liabilities:
  Interest on demand deposits ............       1,172       (252)       1,424          814        190          624
  Interest on savings deposits ...........         (48)         7          (55)          (5)       (38)          33
  Interest on time deposits ..............       2,381        161        2,220        3,017       (156)       3,173
  Interest on other borrowings ...........         461        (21)         482          101          7           94
                                               -------      -----      -------      -------      -----      -------
          Total interest expense .........       3,966       (105)       4,071        3,927          3        3,924
                                               -------      -----      -------      -------      -----      -------
          Net interest income ............     $ 4,409      $(590)     $ 4,999      $ 3,768      $(488)     $ 4,256
                                               =======      =====      =======      =======      =====      =======
--------------


(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in rate.

MARKET RISK -- INTEREST RATE SENSITIVITY

    Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. The Corporation's primary market risk is interest rate risk.

    The primary objective of Asset/Liability management is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of interest rate sensitive earning assets and interest rate sensitive liabilities. The relationship of rate sensitive earning assets to rate sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period.

    Over the next twelve months approximately $34.2 million more interest-bearing liabilities than interest earning assets can be repriced to current market rates. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1998, was 0.88, indicating a slightly liability sensitive position. However, the Corporation's interest rate risk is heavily asset sensitive during the first ninety days of 1999. As of December 31, 1998, the Corporation's interest rate risk model indicated that projected net interest income would increase on an annual basis by 2.6% assuming an instantaneous increase in interest rates of 200 basis points, or decrease on an annual basis by 3.4%, assuming an instantaneous decrease of 200 basis points.

    The Corporation attempts to manage the one-year gap position as close to even as possible. This ensures the Corporation of avoiding wide variances in case of a rapid change in its interest rate environment. Also, certain products that are classified as being rate sensitive do not reprice on a contractual basis. These products include regular savings, interest-bearing transaction accounts, money market and now accounts. The rates paid on these accounts are not typically directly related to market interest rates and management exercises some discretion in adjusting these rates as market rates change. In the event of a rapid shift in interest rates, management would attempt to take certain actions to mitigate the negative impact to net interest income. These actions include but are not limited to, restructuring of interest-earning assets, seeking alternative funding sources and entering into interest rate swap agreements.

    The Corporation evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The Corporation uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

    The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

    The Corporation maintains an allowance for loan losses at a level that it believes is adequate to absorb estimated losses inherent in the loan portfolio, plus estimated losses associated with off-balance sheet credit instruments such as letters of credits and unfunded lines of credit. The Corporation prepares an analysis to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. Generally, the Corporation estimates the allowance using factors such as historical loss experience based on volume and types of loans, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information.

    The Bank's personnel conducts a review of all loans over $250,000 and a sample of loans less than $250,000 in its Alabama operations. Emerald Coast Bank uses an outside independent group that reviews 25% of all new loans closed and all loans greater than $250,000 on a quarterly basis. The loans are reviewed for proper documentation as well as loan quality. Specific reserves are allocated based on these reviews. General reserves are allocated based on the aforementioned factors. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of the Corporation's monitoring and analysis system are also reviewed periodically by the banking regulators.

    Additions to the allowance for loan losses, which are expensed on the Corporation's statement of operations, are made periodically to maintain the allowance at an appropriate level based on the analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Total loans net of unearned income increased 68.5% to $365.4 million for the year ended December 31, 1998 from $216.8 million at December 31, 1997. While loan growth was significant in 1998, it was well diversified between commercial, industrial, agricultural, consumer and mortgage loans. Commercial, industrial and agricultural loans increased $66.1 million, or 91.7%, consumer loans increased $20.8 million, or 44.0% and mortgage loans increased $37.8 million, or 48.5%.

    Net charge-offs increased 63.2% over the same period from $1.1 million in 1997 to $1.8 million in 1998. The ratio of net charge-offs to average loans has increased in each of the past four years, averaging 0.54%, with the last two years being 0.65% in 1998 and 0.57% in 1997. Historically, net charge-offs have been more significant for commercial and consumer loans. Allowance for loan losses as a percentage of non-performing loans increased to 142.5% at December 31, 1998 from 108.3% at December 31, 1997. The dollar level of nonperforming loans has remained consistent for the past three years; however, with the dramatic increase in loan volume, the actual dollar amount could increase in the future. The allowance as a percentage of period ending loans at December 31, 1998 was 1.24%. The average allowance as a percentage of period ending loans for the last three years has been 1.18%.

    The following table summarizes certain information with respect to the Corporation's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                         SUMMARY OF LOAN LOSS EXPERIENCE



                                                                              YEAR ENDED DECEMBER 31
                                                         ---------------------------------------------------------------
                                                           1998          1997          1996          1995         1994
                                                         --------      --------      --------      --------      -------
                                                                              (DOLLARS IN THOUSANDS)
   Allowance for loan losses at beginning of  period     $  2,516      $  1,760      $  1,477      $  1,246      $ 1,251
   Allowance of acquired bank ......................          368            --            --            --           --
   Charge-offs:
     Commercial, industrial and agricultural .......          818           537            67             7          125
     Real estate ...................................          311            57            46            58           --
     Consumer ......................................        1,225           779           731           403          149
                                                         --------      --------      --------      --------      -------
             Total charge-offs .....................        2,354         1,373           844           468          274
   Recoveries:
     Commercial, industrial and agricultural .......           94            40            22            24            3
     Real estate ...................................           81            23             5             3            1
     Consumer ......................................          395           217           134           122           99
                                                         --------      --------      --------      --------      -------
             Total recoveries ......................          570           280           161           149          103
                                                         --------      --------      --------      --------      -------
   Net charge-offs .................................        1,784         1,093           683           319          171
   Provision for loan losses .......................        3,433         1,849           966           550          166
                                                         --------      --------      --------      --------      -------
   Allowance for loan losses at end of period ......     $  4,533      $  2,516      $  1,760      $  1,477      $ 1,246
                                                         ========      ========      ========      ========      =======
   Loans at end of period, net of unearned income ..     $365,379      $216,830      $153,074      $101,484      $70,213
   Average loans, net of unearned income ...........      274,596       190,881       120,064        85,229       68,600
   Ratio of ending allowance to ending loans .......         1.24%         1.16%         1.15%         1.46%        1.77%
   Ratio of net charge-offs to average loans .......         0.65          0.57          0.57          0.37         0.25
   Net charge-offs as a percentage of:
     Provision for loan losses .....................         52.0          59.1          70.7          58.0        103.0
     Allowance for loan losses .....................         39.4          43.4          38.8          21.6         13.7
   Allowance for loan losses as a percentage
     of nonperforming loans ........................        142.5         108.3          85.7         190.3        210.5

    Allocation of Allowance. The Corporation historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                                                              DECEMBER 31
                                 --------------------------------------------------------------------------------------------------
                                        1998                1997                1996               1995                 1994
                                 ------------------  ------------------  ------------------  -----------------   ------------------
                                            PERCENT             PERCENT             PERCENT            PERCENT              PERCENT
                                  AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL  AMOUNT   OF TOTAL    AMOUNT   OF TOTAL
                                 --------  --------- --------  --------- --------  --------  -------  ---------  --------  --------
                                                                       (DOLLARS IN THOUSANDS)
Domestic
  Commercial, industrial and
     agricultural...............  $ 1,859      41%    $   805      32%    $   510      29%   $   340      23%     $   170      14%
  Real  estate -- Construction..      181       4         151       6          70       4         62       4           50       4
  Real estate -- Mortgage.......      272       6         931      37         669      38        573      38          574      46
  Consumer......................    2,176      48         604      24         493      28        496      34          440      35
  Other.........................       45       1          25       1          18       1          6       1           12       1
                                  -------     ---     -------     ---     -------     ---    -------     ---      -------     ---
                                  $ 4,533     100%    $ 2,516     100%    $ 1,760     100%   $ 1,477     100%     $ 1,246     100%
                                  =======     ===     =======     ===     =======     ===    =======     ===      =======     ===

    Nonperforming Assets. The following table represents the Corporation's nonperforming assets for the dates indicated.

                   NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                          DECEMBER 31
                                                      ----------------------------------------------
                                                        1998       1997       1996     1995     1994
                                                      ------     ------     ------     ----     ----
                                                                        (IN THOUSANDS)
Nonaccrual ......................................     $  946     $1,029     $1,478     $420     $249
Past due (contractually past due 90 days or more)      2,234      1,294        576      356      343
Restructured ....................................         --         --         --       --       --
                                                      ------     ------     ------     ----     ----
                                                      $3,180     $2,323     $2,054     $776     $592
                                                      ======     ======     ======     ====     ====

    A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due and management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reserved and deducted from earnings as a reduction of reported interest income. No additional interest income is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.

EARNING ASSETS

    Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. At December 31, 1998, total loans net of unearned income were $365.4 million, an increase of $148.6 million from $216.8 million at December 31, 1997. Average loans increased $83.7 million for the same period. Loans averaged $274.6 million in 1998 compared to $190.9 million in 1997 and $120.1 million in 1996. At December 31, 1997, total loans net of unearned income were $216.8 million compared to $153.0 million at December 31, 1996, and $101.5 million at December 31, 1995.

                        DISTRIBUTION OF LOANS BY CATEGORY


                                                                           DECEMBER 31
                                            --------------------------------------------------------------------
                                               1998           1997           1996           1995          1994
                                            ---------      ---------      ---------      ---------      --------
                                                                        (IN THOUSANDS)
Commercial, industrial and agricultural     $ 138,190      $  72,086      $  45,494      $  23,488      $  9,777
Real estate -- construction ...........        35,647         17,730          5,604          4,272         2,881
Real estate -- mortgage ...............       115,894         78,071         59,808         39,682        32,975
Consumer ..............................        67,968         47,187         40,731         34,293        25,236
Other .................................         8,468          2,995          2,861            443           669
                                            ---------      ---------      ---------      ---------      --------
          Total loans .................     $ 366,167      $ 218,069      $ 154,498      $ 102,178      $ 71,538
Unearned income .......................          (788)        (1,239)        (1,424)          (694)       (1,325)
Allowance for loan losses .............        (4,533)        (2,516)        (1,760)        (1,477)       (1,246)
                                            ---------      ---------      ---------      ---------      --------
          Net loans ...................     $ 360,846      $ 214,314      $ 151,314      $ 100,007      $ 68,967
                                            =========      =========      =========      =========      ========

    The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Corporation. The following table sets forth the Corporation's loans maturing within specified intervals at December 31, 1998.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY


                                                (IN THOUSANDS)
                                                                   RATE STRUCTURE FOR LOANS MATURING
                               MATURITY                                     OVER ONE YEAR
       --------------------------------------------------------    ----------------------------------
                   OVER ONE YEAR
         ONE YEAR    THROUGH FIVE                                   PREDETERMINED     FLOATING OR
         OR LESS        YEARS       OVER FIVE YEARS     TOTAL       INTEREST RATE    ADJUSTABLE RATE
        ---------  --------------   ---------------   ---------     -------------    ---------------
        $ 171,467     $ 145,821     $      48,091     $ 365,379     $    154,870     $       39,042
        =========     =========     =============     =========     ============     ==============

    The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

    Investment Securities. The investment securities portfolio is a significant component of the Corporation's total earning assets. Total securities averaged $92.5 million in 1998, compared to $82.3 million in 1997 and $65.3 million in 1996. At December 31, 1998, the Corporation's securities portfolio totaled $77.4 million.

    The following table sets forth the book value of the securities held by the Corporation at the dates indicated.

                              INVESTMENT PORTFOLIO


                                                                                   DECEMBER 31
                                                                               -----------------
                                                                                 1998      1997
                                                                               -------   -------
                                                                                (IN THOUSANDS)
U.S. Treasury and Govt agencies.......................................         $ 7,055   $48,273
State and political subdivisions......................................          18,245    11,244
Mortgage-backed securities............................................          48,894    18,976
Other investments.....................................................           3,095     3,528
                                                                               -------   -------
          Total investment securities.................................         $77,289   $82,021
                                                                               =======   =======

    The following table shows the scheduled maturities and average yields of securities held at December 31, 1998.

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES


                                                                                   MATURING
                                       -------------------------------------------------------------------------------------------
                                                           AFTER ONE BUT        AFTER FIVE BUT
                                          WITHIN ONE        WITHIN FIVE           WITHIN TEN
                                              YEAR              YEARS                YEARS         AFTER TEN YEARS       TOTAL
                                       ----------------   ----------------    ----------------     ---------------   -------------
                                       AMOUNT     YIELD   AMOUNT    YIELD     AMOUNT     YIELD      AMOUNT   YIELD   AMOUNT  YIELD
                                       ------     -----   ------    -----     ------     -----      ------   -----   ------  -----
                                                                          (DOLLARS IN THOUSANDS)
 Securities available for sale:
   U.S. Treasury and Govt Agencies     $  847     4.12%  $ 1,704    5.72%     $4,004     6.65%     $   500   7.01%  $ 7,055   6.15%
   State and political subdivisions       231     5.84     4,012    5.75       2,647     6.22       11,355   5.20    18,245   5.48
   Mortgage-backed securities ....      1,991     5.21     6,294    6.33       2,536     6.92       38,073   6.39    48,894   6.36
   Other investments..............        563     6.46     1,319    6.47         269     5.51          944   5.94     3,095   6.24
                                       ------            -------              ------               -------          -------
     Total investments.............    $3,632     5.19%  $13,329    6.09%     $9,456     6.57%     $50,872   6.12%  $77,289   6.13%
                                       ======            =======              ======               =======          =======



    Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $ 15.9 million in 1998, compared to $ 17.1 million in 1997 and $ 19.5 million in 1996. These funds are a primary source of the Corporation's liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

    Deposits. Average total deposits increased $86.5 million, or 31.2% to $364.1 million during 1998, from $277.6 million in 1997. Average total deposits increased $84.3 million, or 43.6% to $277.6 million during 1997, from $193.3 million in 1996.

    The following table sets forth average deposits of the Corporation by category for the periods indicated.

                                AVERAGE DEPOSITS


                                                                      AVERAGE FOR THE YEAR
                                          -----------------------------------------------------------------------
                                                   1998                     1997                      1996
                                          ---------------------- ----------------------    ----------------------
                                             AVERAGE                AVERAGE                  AVERAGE
                                             AMOUNT     AVERAGE      AMOUNT     AVERAGE       AMOUNT     AVERAGE
                                          OUTSTANDING  RATE PAID  OUTSTANDING  RATE PAID   OUTSTANDING  RATE PAID
                                          -----------  ---------  -----------  ---------   -----------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Noninterest bearing demand deposits .      $ 50,039        --%      $ 39,453        --%      $ 29,029        --%
Interest bearing demand deposits ....        90,274      3.36         51,115      3.64         33,581      3.11
Savings deposits ....................        25,402      2.92         27,303      2.90         26,178      3.04
Time deposits .......................       198,405      5.82        159,743      5.74        104,525      5.89
                                           --------                 --------                 --------
          Total average deposits ....      $364,120      4.21%      $277,614      4.26%      $193,313      4.14%
                                           ========                 ========                 ========

    Deposits, and particularly core deposits, have historically been the Corporation's primary source of funding and have enabled the Corporation to meet successfully both its short-term and long-term liquidity needs. The Corporation anticipates that such deposits will continue to be its primary source of funding in the future. The Corporation's loan to deposit ratio was 82.9% at December 31, 1998, compared to 69.9% at December 31, 1997. The maturity distribution of the Corporation's time deposits over $100,000 at December 31, 1998 is shown in the following table.

                 MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE


                                                         AT DECEMBER 31, 1998
                                    ----------------------------------------------------------
                                       UNDER          3-6       6-12        OVER
                                     3 MONTHS       MONTHS     MONTHS     12 MONTHS     TOTAL
                                    ----------    ---------- ----------  --------------------
                                                                    (IN THOUSANDS)
                                     $31,686        $ 7,848   $ 15,540     $11,705    $ 66,779
                                     =======        =======   ========     =======    ========

    Approximately 47.4 % of the Corporation's time deposits over $100,000 had scheduled maturities within three months. The Corporation believes that large denomination certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. While some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers, these broker deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Corporation does not actively solicit brokered deposits.

    Advances from Federal Home Loan Bank. In order to meet additional loan demand, the Corporation borrowed $23.2 million from the FHLB during 1998. The following is a summary of advances from the FHLB outstanding as of December 31, 1998.


                                                                   INTEREST
  MATURITY DATE                                                      RATE    AMOUNT
  -------------                                                    -------  -------
  February 6, 2003..........................................         4.99%  $15,660
  April 2, 2003.............................................         5.52%    2,000
  March 26, 2008............................................         5.51%    1,000
  June 23, 2008.............................................         5.51%    1,500
  July 10, 2008.............................................         4.99%    3,000
                                                                            -------
                                                                            $23,160
                                                                            =======

    The advances are secured by FHLB stock and a blanket lien on certain residential real estate loans.

NONINTEREST EXPENSE

    Noninterest expense increased $7.4 million, or 62.2% to $19.2 million in 1998 from $11.8 million in 1997. The increase is primarily attributable to the increases in salaries and employee benefits, occupancy expenses, the creation of new departments and the conversion of the data processing system. During 1998, the Corporation was formed and staffed appropriately to manage its growth. New branches were opened for The Bank in Birmingham and Decatur in 1998 and for Emerald Coast Bank in 1997, resulting in increased salaries and benefits and occupancy expense. Emerald Coast Bank sold all of its branch locations in 1998 in a sale-lease back transaction which resulted in an increase in rent expense of approximately $150,000. The various data processing systems acquired were consolidated into a new operations center which was staffed with existing employees. Salaries and benefits increased $2.7 million and occupancy expense increased $957,000. The other major component of the increase in noninterest expense was $1.5 million incurred in legal, accounting and printing expenses related to the Corporation's recent acquisitions and the write off of obsolete equipment and software.

REGULATORY CAPITAL TABLE

    The table below represents the Corporation's actual regulatory and minimum regulatory capital requirements at December 31, 1998 (Dollars in thousands):


                                                                                         TO BE WELL
                                                                                        CAPITALIZED
                                                                                        UNDER PROMPT
                                                                FOR CAPITAL              CORRECTIVE
                                                                  ADEQUACY                 ACTION
                                           ACTUAL                 PURPOSES               PROVISIONS
                                    ------------------       -----------------       ------------------
                                     AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                    --------     -----       ------      -----       ------      ------
As of December 31, 1998:
  Total Capital ..............      $60,923      14.99%      $32,519      8.00%      $40,649      10.00%
     (to Risk Weighted Assets)
  Tier 1 Capital .............       56,393      13.87%       16,260      4.00%       24,389       6.00%
     (to Risk Weighted Assets)
  Tier 1 Capital .............       56,393      11.01%       20,482      4.00%       25,603       5.00%
     (to Average Assets)

IMPACT OF INFLATION

    Unlike most industrial companies, the assets and liabilities of financial institutions such as the Corporation are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Corporation's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The Corporation seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.